EXHIBIT 2.8

               AGREEMENT FOR PURCHASE OF LLC MEMBERSHIP INTERESTS

         This AGREEMENT (also referred to as the Agreement) is entered into as of the 17th day of August, 2004, by and between Genesis Technology Group, Inc. (also referred to as Purchaser or GENESIS), a Florida corporation, and Fernando Praca, individually (also referred to as Seller), and EXTREMA, LLC, a Florida Limited Liability Company (also referred to as Issuer.)

         WHEREAS, Seller is the sole owner of all membership interests in EXTREMA, LLC, a Florida Limited Liability Company; and

         WHEREAS, Seller desires to sell, and Purchaser desires to purchase the equivalent of sixty percent (60%) of all authorized membership interests in EXTREMA;

         NOW, THEREFORE, in consideration of a price for the membership interests set forth herein, paid in hand, and other good and valuable consideration, including the promises and mutual covenants contained herein, the sufficiency of which is hereby acknowledged by both parties, IT IS AGREED AS
FOLLOWS:

         1. Transfer of Interest. Seller hereby agrees to transfer to Purchaser, and Purchaser hereby agrees to accept from Seller, all of Seller's right, title, and interest, equivalent to sixty percent (60%) of all membership interests in the limited liability company EXTREMA, LLC, effective as of the date of this Agreement.

         2. Purchase Price. As consideration for said transfer of membership interests representing sixty percent (60%) of all interests in the Florida limited liability company designated EXTREMA, Purchaser agrees to pay US$169,500 in cash, or, at the option of Purchaser, US$63,500 in cash and giving an assignment of an existing cash receivable obligation in the amount of US$106,000, which, is being held in favor of EXTREMA in Brazil. Additionally, Purchaser shall issue to EXTREMA. restricted shares of Purchaser common stock in the equivalent amount of US$169,500, based upon valuation of the average closing price of 20 trading days prior to the closing.

         3. Managing Member / Executive Employment. Notwithstanding the effect of the transfer to Purchaser of sixty percent (60%) of the membership interests in EXTREMA, Fernando Praca shall remain as part of a Management Group consisting of Fernando Praca and a person to be designated as Controller by Purchaser. The Controller to be designated by Purchaser shall represent the proportionate share of membership interests of Purchaser for purposes of financial management of EXTREMA, in accordance with Florida Statutes, Section 608.422(2)(b). The Controller shall be compensated by Purchaser as its full-time employee, The Seller, Purchaser and Issuer agree to effect such amendments to the Articles of Organization EXTREMA, as amended until now, as may be necessary to authorize the constitution of the Management Group as set forth herein, to provide for management decisions by the Managers of the Management Group in accordance with proportional ownership of membership interests in EXTREMA, and in general as may be necessary to give effect to this agreement. Fernando Praca shall continue as a member of the Management Group of EXTREMA, subject to and in

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accordance with terms and conditions of a separate Employment Agreement, to be executed simultaneously herewith.

         As current Managing Member of EXTREMA, Fernando Praca expressly agrees with Purchaser that EXTREMA shall hereafter maintain a single business bank account, to be established at local branch of Citibank. Subject to said bank's operations, the business bank account of EXTREMA shall require a single signature for any individual check in the amount of $5,000.00 or less. For amounts in excess of $5,000.00, the signatures of both Fernando Praca and a person designated by Purchaser shall be required. Upon the closing of this agreement, the Management Group shall cause EXTREMA to close all existing U.S. bank accounts, except for the Citibank account designated herein. The Seller and Purchaser agree to effect such amendments to the Articles of Organization, as amended until now, and to amend or constitute an operating agreement as may be necessary to authorize the limitations of authority contained herein.

         4. Covenant of Transferors. The Seller hereby expressly covenants with and warrants to Purchaser that Seller is the owner of the membership interests in EXTREMA and that Seller has not encumbered or assigned either the membership interests or shares in the referenced entities, and that Seller has all power and authority to enter into this Agreement.

         4.1 Conduct of Business. From the date hereof through the Closing Date, Fernando Praca and EXTREMA shall conduct its business in the ordinary course.

         4.2 Preservation of Business. From the date hereof through the Closing Date, the Fernando Praca and EXTREMA shall use its best efforts to preserve its business organization intact, keep available the services of its present employees, consultants and agents, maintain its present suppliers and customers and preserve its goodwill.

         4.3 Litigation. EXTREMA shall promptly notify Purchaser of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against the Company or against any officer, director, employee, consultant, agent, shareholder or other representative with respect to the affairs of EXTREMA.

         4.4 Continued Effectiveness of Representations and Warrants. From the date hereof through the Closing Date, Fernando Praca and EXTREMA shall conduct its business in such a manner so that the representations and warrants contained in Section 5 shall continue to be true and correct on and as of the Closing Date and as if made on and as of the Closing Date, and shall:

(i) promptly give notice to Purchaser of any event, condition or circumstance occurring from the date hereof through the Closing Date which would render any of the representations or warrants materially untrue, incomplete, insufficient or constitute a violation or breach of this Agreement; and

(ii) supplement the information contained herein in order that the information contained herein is kept current, complete and accurate in all material respects.

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         4.5 Seller hereby acknowledges or otherwise waives notice of the intent to admit a new members, expressly consents to and ratifies acceptance of Purchaser to become a new member of EXTREMA as a new member, the transfer of membership interests in EXTREMA and to the participation by Purchaser in the management of the business and affairs of EXTREMA (in accordance with Florida Statutes, Section 608.422) and for Purchaser to become a member of EXTREMA. Seller further agrees expressly and acknowledges that the purchase price of the shares shall be the equivalent of a deposit by Purchaser as a new member of the percentage of paid in capital corresponding to such new member, as set forth in the Article VIII of the Articles of Organization of' EXTREMA. Seller and Issuer hereby waive the escrow requirements of Article VIII of the Articles of Organization of EXTREMA subject to remittance of the purchase price to Seller.

         5. Seller's and Issuer's Representations and Warranties. EXTREMA and Seller represent and warrant to Purchaser as follows:

         5.1 Seller has no claims against EXTREMA. and is not owed any money, dividends, interest, loans, compensation or other amounts by EXTREMA. Seller does not hold any promissory note or other evidence of an obligation owed by EXTREMA. Issuer agrees to require, and Seller agrees to provide any and all assurances and guaranties that endorsements and instructions with respect to the transfer of the membership interests in EXTREMA are effective, in accordance with Florida Statutes, Section 678.4021.

         5.2 Seller further represents and warrants that Maria Eugenia Praca has no claim, legal or equitable, in any portion of membership interests, or otherwise as creditor, of EXTREMA, or of the interest to be acquired by Fernando Praca in Purchaser, or the interest to be acquired by Purchaser in EXTREMA, particularly in connection with the action pending before the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Styled under name Praca y. Praca, under Case No. 2004-5320-FC-04. Seller agrees and understands that this agreement is conditioned upon unimpeded ownership by Purchaser of its interest in EXTREMA, and unimpeded ownership of Fernando Praca's interest in Purchaser. Seller further represents and warrants that he is familiar with the signature of Maria Eugenia Praca, and that the signature represented to be that of Maria Eugenia Praca on the document referenced and attached hereto as Exhibit 2 to this Agreement, is the signature of Maria Eugenia Praca, the (former) spouse of Fernando Praca.

         5.3 Organization and Good Standing Ownership of Member Interests. EXTREMA is a Limited. Liability Company duly organized, validly existing and in good standing under the laws of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. EXTREMA is duly licensed or qualified and in good standing as a foreign or domestic entity where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary. EXTREMA has no subsidiaries. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating either EXTREMA or Fernando Praca to issue, sell or transfer any member interests or other securities of EXTREMA.

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         5.4 Ownership of Capital Interests. The Seller is the beneficial owner of record and beneficially of all of the membership interests representing the capital of EXTREMA, all of which member interests are free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

         5.5 Financial Statements, Books and Records, There has been previously delivered to Purchaser the un-audited income statement and balance sheet of EXTREMA as of December 31, 2002 and December 31, 2003 (the "Balance Sheet"). The Balance Sheet is true and accurate and fairly represents the financial position of EXTREMA as at such date, and has been prepared in accordance with generally accepted accounting principles consistently applied.

         5.6 No Material Adverse Changes. Since the date of the Balance Sheet there has not been:

(i) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of EXTREMA;

(ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of EXTREMA, whether or not covered by insurance;

(iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of EXTREMA's member interests representing capital;

(iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by EXTREMA of any properties or assets; or

(v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

         5.7 Taxes. EXTREMA has prepared and filed all appropriate tax returns for all periods prior to and through the date hereof for which any such returns have been required to be filed by it and has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof.

         5.8 Compliance with Laws. EXTREMA has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of EXTREMA.

         5.9 No Breach. The Seller represents that execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(i) violate any provision of the Articles of Organization or any and all Operating Agreements of EXTREMA, as amended;

(ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other

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agreement to which EXTREMA is a party or by or to which it or any of its assets or properties may be bound or subject;

(iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, EXTREMA, or upon the properties or business of EXTREMA; or

(iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of EXTREMA.

         5.10 Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving EXTREMA.

         5.11 Brokers or Finders. No broker's or finder's fee will, be payable by EXTREMA in connection with the transactions contemplated by this Agreement nor will any such fee be incurred as a result of any actions by EXTREMA.

         5.12 Real Estate, EXTREMA neither owns real property nor is a party to any leasehold agreement. If party to a leasehold agreement, this Agreement and the consummation of the transactions contemplated hereunder will not violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, the leasehold agreement to which EXTREMA is a party or by or to which it or any of its assets or properties may be bound or subject.

         5.13 Tangible Assets. EXTREMA has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by EXTREMA, any related capitalized items or other tangible property material to the business of EXTREMA (the "Tangible Assets"). EXTREMA holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date of the Balance Sheet, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair taking into account the age of the tangible assets and subject to fair wear and tear, and are usable in the ordinary course of business of EXTREMA and conform to all applicable laws, ordinances and governmental orders, rules and regulations relating to their construction and operation.

         5.14 Liabilities. EXTREMA does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or un-liquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the Balance Sheet. As of the Closing Date, EXTREMA will not have any Liabilities, other than Liabilities fully and adequately reflected on the Balance Sheet, except for Liabilities incurred in the ordinary course of business.

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         5.15 Operations of EXTREMA. From the date of the Balance Sheet on
December 31, 2002 and through the Closing Date on August 12, 2004 hereof EXTREMA has not and will not have:

(i) incurred any indebtedness for borrowed money, except as otherwise agreed between or among the parties hereto;

(ii) declared or paid any dividend or declared or made any distribution of any kind to any Seller, or made any direct or indirect redemption, retirement, purchase or other acquisition of any member interests in its capital stock;

(iii) made any loan or advance to any Seller, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(iv) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

(v) disposed of any assets of EXTREMA except in the ordinary course of business; or

(vi) materially increased the annual rate of compensation of any executive employee of EXTREMA;

(vii) increased, terminated, amended or otherwise modified any plan for the benefit of employees of EXTREMA;

(viii) issued any equity securities or rights to acquire such equity securities; or

(ix) except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

         5.16 Capitalization. EXTREMA has been formed with $ [unstated capital]. Neither EXTREMA nor the Seller has granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the issued or un-issued member interests of capital stock of EXTREMA except the Transfer pursuant to this Agreement.

         5.17 Full Disclosure. No representation or warranty by EXTREMA or the Seller in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will, contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of EXTREMA.

         5.18 Representations and Warrants on Closing Date. The representations and warrants contained in this Section 5 shall be true and complete on the Closing Date on August 12, 2004 with the same force and effect as though such representations and warrants had been made on and as of the Closing Date.

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         6. MUTUAL COVENANTS

         6.1 Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, covenants or agreements of the other party under this Agreement.

         6.2 Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

         6.3 Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing on August 19, 2004, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

         6.4 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith for a period of one (1) year from the date hereof; provided, however, such obligation shall not apply to information which:

(i) at the time of disclosure was public knowledge;

(ii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iii) the receiving party had within its possession at the time of disclosure.

(iv) the disclosure of which is required by law, the SEC or other competent authority;

(v) which at the time of disclosure by one party written consents have been obtained from the other parties.

         7. Conditions Precedent to the Obligation of Purchaser to Close. The obligation of Purchaser to enter into and complete the Agreement is subject, at the option of Purchaser, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser in writing,

         7.1 Representations and Covenants. The representations and warrants of EXTREMA and Fernando Praca contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. EXTREMA and Fernando Praca shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by EXTREMA and Fernando Praca on or prior to the Closing Date. EXTREMA and Fernando Praca shall have delivered to Purchaser, if requested, a certificate, dated the Closing Date, to the foregoing effect.

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         7.2 Governmental Permits and Approvals; Corporate Resolutions. Any and
all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. The Management Group of EXTREMA shall have approved the transactions contemplated by this Agreement and EXTREMA shall have delivered to Purchaser, if requested by Purchaser, resolutions by its Management Group, authorizing the transactions contemplated by this Agreement.

         7.3 Satisfactory Business Review. Purchaser shall have satisfied itself, after Purchaser and its representatives have completed the review of the business of EXTREMA contemplated by this Agreement, that none of the information revealed thereby or in the Balance Sheet has resulted in, or in the reasonable opinion of Purchaser may result in, a material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of EXTREMA.

         7.4 Certificate of Good Standing. Purchaser shall receive a certificate of good standing dated 10 business days after the Closing Date to the effect that EXTREMA is in good standing under the laws of its jurisdictions of organization.

         7.5 Membership Certificates. At the Closing. Fernando Praca will deliver the membership certificates representing the EXTREMA member interests contemplated by this Agreement, duly endorsed (or with executed transfer powers) so as to make Purchaser the 60% owner thereof within 10 business days.

         7.6 Other Documents. EXTREMA and Fernando Praca shall deliver to Purchaser any and all documents satisfying, in Purchaser's sole judgment, the "Required Disclosure" under SEC regulations requiring same for filing a Current Report on Form 8-K., a Form S-8 for registration of shares, or in a registration statement filed on Form 10(SB), with respect to this "Covered Transaction" following the consummation hereof. Seller understands and agrees that the information comprising the "Required Disclosure" includes information about EXTREMA, as the "operating company," equivalent to the information that would be required under a Securities and Exchange Act registration statement, including audited financial statements for one or more tax years. Further, EXTREMA and Fernando Praca shall have delivered such other documents, instruments and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

         8. Escrow Closing.

         8.1 The Seller and Purchaser agree that this transaction shall be closed, if at all, in escrow pending resolution of the final judgment of divorce of Fernando Praca, along with a declaration from Maria Eugenia Praca by which she disavows any claim, legal or equitable to any interest in EXTREMA or any shares of Purchaser, including after the consummation of this sale transaction.

         8.2 The Closing shall take place, if at all, not later than August 12, 2004. At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate in order to consummate the transactions contemplated hereby including evidence of due authorization of the Agreement and the transactions contemplated hereby.

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         8.3 During the escrow period, Purchaser agrees to lend the sum of
$50,000.00 to EXTREMA, represented by a promissory note in that amount to be guaranteed by Fernando Praca personally and collateralized by Fernando Praca's remaining forty percent (40%) member interest in EXTREMA, at the rate of six percent (6%) per annum for a period of six (6) months from the closing date and the beginning of the escrow period. The loan amount of $50,000.00 shall be expended only by EXTREMA solely for business expenses of EXTREMA, and Purchaser and Seller agree that any expenditure of the proceeds of the loan shall be made only with prior approval of Purchaser, through one or more persons designated from time to time by Purchaser with authority to give such prior approval. Fernando Praca, as Seller, agrees to execute any and all instruments, documents or papers necessary or useful to give effect to this agreement including any and all loan documents reasonably required by Purchaser, including without limitation, a separate Guaranty instrument, a promissory note on behalf of EXTREMA, and documents for collateralization of the Seller's remaining member interest in EXTREMA as additional security for the loan.

         9. Survival of Representations and Warranties of EXTREMA and Fernando Praca.

         9.1 Notwithstanding any right of Purchaser fully to investigate the affairs of the Company, Purchaser has the right to rely fully upon the representations, warrants, covenants and agreements of EXTREMA and Fernando Praca contained in this Agreement or in any document delivered to Purchaser by EXTREMA or Fernando Praca or any of their representatives in connection with the transactions contemplated by this Agreement. All such representations, warrants, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.

         10. Indemnification.

         10.1 Obligation of EXTREMA and Fernando Praca to Indemnify. Subject to the limitations on the survival of representations and warrants contained in
Section 8, EXTREMA and Fernando Praca agree to indemnify, defend and hold harmless Purchaser from and against any Loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

         11. Benefit. The Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, successors and Iegal representatives of the parties hereto.

         12. Fees and Expenses. Each party hereto shall pay all of its own fees and expenses incurred with respect to this Agreement.

         13. Miscellaneous Provisions.

         13.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future or subsequent breach, whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

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         13.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

         13.3 Assignment. This Agreement is not assignable except by operation of law.

         13.4 Notices. Unless and until otherwise specified in writing, the mailing addresses of the parties to this Agreement shall be as follows:

         EXTREMA:
         8240 NW 52nd Terrace, Suite 518
         Doral, FL 33166, United States of America

         FERNANDO PRACA:
         8240 NW 52 Terrace
         Suite 518
         Doral, Florida 33166

         GENESIS TECHNOLOGY GROUP, INC.:
         777 Yamato Road, Suite 130
         Boca Raton, Florida 33431, United States of America.

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address that shall have been furnished in writing to the addressor.

         14. Choice of Law: Choice of Forum. This agreement shall be governed by Florida law, excluding its conflict of laws rules, and the sole and exclusive forum for any dispute arising from or in connection with this agreement shall be only a court of competent jurisdiction sitting in Palm Beach County, Florida, in the United States of America,

         15. Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party hereto at any time from the signing hereof without advance approval in writing of the form and substance of such release or announcement by the other parties hereto except as required to maintain compliance with the Purchaser reporting obligations under the Securities Exchange Act of 1934.

         16. Entire Agreement. This Agreement and any collateral agreements executed in connection with. the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase and transfer of the EXTREMA. membership interests and the Purchaser shares and related transactions, and supersede all prior agreement, written or oral, with respect thereto.

         17. Paragraph headings, Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this agreement.

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         18. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity and enforcement of any other provision or any part thereof.

         19. Counterparts/Duplicate Originals. Seller and Purchase hereby agree that two or more duplicate originals of this Share Transfer Agreement may be signed by the parties hereto each of which shall be an original, but all of which together shall constitute one and the same instrument.


                                        Purchaser:

                                        /s/ Gary L. Wolfson
                                        -------------------
                                        GENESIS TECHNOLOGY GROUP, INC.
                                        By Gary L. Wolfson, CEO


                                        Seller:

                                        /s/ Fernando Praca
                                        ------------------
                                        Fernando Praca


                                        Issuer:
                                        EXTREMA, LLC

                                        /s/ Fernando Praca
                                        ------------------
                                        By: Fernando Praca
                                        Managing Member


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                                 TRANSFER POWER


         FOR VALUE RECEIVED, FERNANDO PRACA (my social security/taxpayer identification no. is: *** ** ****) hereby sells, assigns and transfers unto GENESIS TECHNOLOGY GROUP, INC. (Federal employer identification no. is:
651130026, membership interest in EXTREMA, LLC., a Florida Limited Liability Company, owned by me or standing in my name on the books of said Limited Liability Company, whether or not represented by one or more Certificate(s), and do hereby irrevocably constitute and appoint Deborah Carmen as attorney to issue, re-issue or otherwise to transfer said membership interests on the books of the Limited Liability Company with full power of substitution in the premises.

Dated: 8/12, 2004.




                                        /s/ Fernando Praca
                                        ------------------
                                        Fernando Praca
                                        Member and Managing Member
                                        EXTREMA, LLC


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